Exhibit 4.4
US AIRWAYS GROUP, INC.
2011 INCENTIVE AWARD PLAN
STOCK APPRECIATION RIGHT (STOCK-SETTLED) AWARD GRANT NOTICE
US Airways Group, Inc. (the “Company”), pursuant to its 2011 Incentive Award Plan (the “Plan”), grants to Participant, as identified below, a Stock Appreciation Right Award covering the number of Stock Appreciation Rights (the “Stock Appreciation Rights”) set forth below (the “Award”). The Award consists of a Stock Appreciation Right Award (Stock-Settled) Award Agreement (the “Award Agreement”) and this Grant Notice. The Award is subject to all of the terms and conditions in this Grant Notice, the Award Agreement and the Plan.
          Participant: _________________________
          Date of Grant: ___________, 20_____
          Expiration Date: ___________, 20_____
          Number of Stock Appreciation Rights: _______________________
          Fair Market Value of Company Stock on Date of Grant: $__________________
VESTING SCHEDULE: Subject to acceleration as described in Section 3 of the Award Agreement, and if Participant has not experienced a separation from service as an Employee before the applicable vesting date, then the Stock Appreciation Rights shall vest as follows: [alternate vesting schedules permissible]
-	____ % of the Stock Appreciation Rights shall vest on ___________, 20___;

-	____ % of the Stock Appreciation Rights shall vest on ___________, 20___; and

-	____ % of the Stock Appreciation Rights shall vest on ___________, 20___.
ADDITIONAL TERMS/ACKNOWLEDGEMENTS: By accepting the Award, Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Award Agreement, and the Plan. Participant further acknowledges that this Grant Notice, the Award Agreement, and the Plan contain the entire understanding between Participant and the Company about the award of the Stock Appreciation Rights and the shares of common stock of the Company (“Company Stock”) subject to the Stock Appreciation Rights and supersede all prior oral and written agreements on that subject except (i) awards previously granted to Participant under the Plan, and (ii) the following agreements only:
          OTHER AGREEMENTS: [None or list agreements]

US AIRWAYS GROUP, INC.
2011 INCENTIVE AWARD PLAN
STOCK APPRECIATION RIGHT AWARD AGREEMENT
     Pursuant to the Stock Appreciation Right Award Grant Notice (“Grant Notice”) and this Stock Appreciation Right Award Agreement (“Award Agreement”), US Airways Group, Inc. (the “Company”) has awarded you a Stock Appreciation Right Award under its 2011 Incentive Award Plan (the “Plan”) for the number of stock appreciation rights (“Stock Appreciation Rights”) as indicated in the Grant Notice (collectively, the “Award”). Terms not defined in this Award Agreement but defined in the Plan have the same definitions as in the Plan.
     The details of your Award are as follows:
     1. NUMBER OF STOCK APPRECIATION RIGHTS. The number of Stock Appreciation Rights subject to your Award is stated in the Grant Notice. The number may be adjusted for capitalization adjustments as described in Section 14.2 of the Plan.
     2. CALCULATION OF APPRECIATION. The amount payable upon exercise of each vested Stock Appreciation Right shall be equal to the excess of (A) the fair market value per share of Company Stock at the time of exercise, over (B) the Fair Market Value per share of Company Stock on the Date of Grant of the Stock Appreciation Right (as indicated in the Grant Notice).
     3. VESTING. The Stock Appreciation Rights shall vest, if at all, as provided in the vesting schedule in your Grant Notice; provided, however, that:
          (a) except as provided in Section 3(b) below, vesting shall cease upon your separation from service as an Employee with the Company and all Affiliates; and
          (b) vesting of all Stock Appreciation Rights shall be fully accelerated (i) if you experience a separation from service as an Employee with the Company or an Affiliate because of your death, Disability, or Retirement; or (ii) in the event of a Change in Control that occurs after the Date of Grant while you are employed by the Company or an Affiliate. For purposes of this Award Agreement and the Award, Disability shall mean “Disability” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder. The Administrator shall determine whether a Disability exists and the determination shall be conclusive. Further, for purposes of this Award Agreement and the Award, Retirement shall mean your separation from service as an Employee on or after age 65.
     4. EXERCISE.
          (a) Subject to Section 4(b), you may exercise the vested portion of your Award during its term by delivering a Notice of Exercise (in a form and manner designated by the Company) to the Company, together with any additional documents as the Company may require. The exercise date will be the business day that your Notice of Exercise is received by the Company or its designate. If the Notice of Exercise is received after normal business hours for a given day, then the exercise date will be considered to be the following business day.
          (b) If you are subject to the Company’s policy regarding trading of Company Stock, you may exercise the vested portion of your Award only during a “window period” under that trading policy applicable to you.

     5. TERM. You may not exercise your Award before the commencement or after the expiration of its term. The term of your Award commences on the Date of Grant and expires upon the earliest of the following:
          (a) immediately upon your separation from service as an Employee for Cause (as defined in subsection (i) below);
          (b) three months after your separation from service as an Employee for any reason other than for Cause or Change in Control or your death, Disability, or Retirement; provided, that if during any part of the three month period you may not exercise your Award solely because of the condition set forth in Section 7 relating to “Compliance with Applicable Law,” your Award shall not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months after your separation from service as an Employee;
          (c) 18 months after your separation from service as an Employee if, within 24 months following the date of a Change in Control, (i) you involuntarily terminate service as an Employee with the Company or an Affiliate for any reason other than Cause or Disability, or (ii) you voluntarily terminate service as an Employee with the Company or an Affiliate for Good Reason (as defined in your Executive Change of Control and Severance Benefits Agreement or Employment Agreement, as applicable);
          (d) three years after your death if you die either before your separation from service as an Employee or within three months after your separation from service as an Employee for any reason other than Cause;
          (e) three years after your separation from service as an Employee due to your Disability;
          (f) three years after your separation from service as an Employee due to your Retirement;
          (g) the Expiration Date indicated in your Grant Notice; or
          (h) the day before the seventh anniversary of the Date of Grant.
          (i) For purposes of this Award Agreement, “Cause” means, as determined by the Company, in its sole discretion, (i) the engagement in fraud, misappropriation of property of the Company, or gross misconduct damaging to such property or the business of the Company by you, (ii) your conviction of a felony, or (iii) your violation of any material policy of the Company. The determination that a separation from service as an Employee is either for Cause or without Cause shall be made by the Company, in its sole discretion. Any determination by the Company that your separation from service as an Employee was by reason of dismissal without Cause for purposes of your Award or other awards held by you shall have no effect upon any determination of the rights or obligations of the Company or you for any other purpose.
     6. PAYMENT. Subject to Section 10, the amount payable upon exercise of the Award shall be settled in shares of Company Stock based on the fair market value of the shares at the time of exercise with any fractional share paid in cash. The Company will deliver to a broker designated by the Company (the “Designated Broker”), on your behalf, the shares of Company Stock resulting from the exercise. The Company shall determine the form of delivery of the shares of Company Stock subject to your Award.
     7. COMPLIANCE WITH APPLICABLE LAW. You may not exercise your Award unless either (a) the shares of Company Stock issuable upon the exercise are registered under the Securities Act or (b) the Company has determined that the exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Award also is subject to the provisions of Section 12.4 of the Plan on compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Company Stock is listed or traded.
     8. TRANSFER RESTRICTIONS. Your Award is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.
     9. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue your service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors, or employees to continue any relationship that you might have as an Employee or other Eligible Individual of the Company or any Affiliate.
     10. WITHHOLDING OBLIGATIONS.
          (a) At the time you exercise your Award, in whole or in part, or at any time thereafter as requested by the Company, you authorize the delivery of shares of Company Stock to the Designated Broker (as defined in Section 6) with instructions to (i) sell shares sufficient to satisfy the Applicable Withholding Taxes, which arise in connection with the exercise, and (ii) remit the proceeds of the sale to the Company. In the event the sale proceeds are insufficient to fully satisfy the Applicable Withholding Taxes, you authorize withholding from payroll and any other amounts payable to you, in the same calendar year, and otherwise agree to make adequate provision for any sums required to satisfy the Applicable Withholding Taxes. For purposes of this Award Agreement and the Award, Applicable Withholding Taxes shall mean the aggregate amount of federal, state and local income and employment taxes that the Company is required to withhold in connection with the Award.
          (b) Upon your request and subject to approval by the Company, in its sole discretion, you may submit cash, check or its equivalent to the Company sufficient to satisfy the Applicable Withholding Taxes.
          (c) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Company Stock otherwise issuable to you upon the exercise of your Award a number of whole shares of Company Stock having a fair market value, determined by the Company as of the time of exercise, equal to the Applicable Withholding Taxes arising from the exercise.
          (d) You may not exercise your Award unless the tax withholding obligations of the Company and/or any Affiliates are satisfied. Accordingly, you may not be able to exercise your Award when desired even though your Award is vested, and the Company shall have no obligation to issue a certificate for the shares of Company Stock unless these obligations are satisfied.
     11. NOTICES. Any notices provided for in your Award or the Plan shall be given in the manner designated by the Company and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you via United States mail, postage prepaid, addressed to you at the last address you provided to the Company, five days after such notice is deposited.

     12. MISCELLANEOUS.
          (a) The Company’s rights and obligations with respect to your Award shall be transferable by the Company to any one or more persons or entities, and all of your covenants and agreements shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.
          (b) You agree upon request to execute any further documents or instruments necessary or desirable in the Company’s sole determination to carry out the purposes or intent of your Award.
          (c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel before executing and accepting your Award, and fully understand all provisions of your Award.
          (d) This Award Agreement will be subject to all applicable laws, rules, and regulations, and to any required governmental agency or national securities exchange approvals.
          (e) The Company’s obligations under the Plan and this Award Agreement will be binding on any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the Company’s business and/or assets.
     13. DATA PRIVACY WAIVER. By accepting the Award, you hereby agree and consent to:
          (a) the collection, use, processing and transfer by the Company of certain personal information about you (the “Data”);
          (b) any members of the Company transferring Data amongst themselves for the purposes of implementing, administering and managing the Plan;
          (c) the use of such Data by any such person for such purposes; and
          (d) the transfer to and retention of such Data by third parties in connection with such purposes.
     For the purposes of subsection (a) above, “Data” means your name, home address and telephone number, date of birth, other employee information, any tax or other identification number, details of all rights to acquire Company Stock granted to you and of Company Stock issued or transferred to you pursuant to the Plan.
     14. HEADINGS. This Award Agreement’s section headings are for convenience only and shall not constitute a part of this Award Agreement or affect this Award Agreement’s meaning.
     15. SEVERABILITY. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, then that shall not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any section of this Award Agreement (or part of a section) declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of the section or part of a section to the fullest extent possible while remaining lawful and valid.
     16. GOVERNING PLAN DOCUMENT. Your Award is subject to all provisions of the Plan, the provisions of which are made a part of your Award, and is further subject to all interpretations,

amendments, rules, and regulations which may be promulgated and adopted under the Plan. If there is a conflict between the provisions of your Award and those of the Plan, then the provisions of the Plan shall control.

US AIRWAYS GROUP, INC. 2011 INCENTIVE AWARD PLAN
NOTICE OF EXERCISE FOR
STOCK APPRECIATION RIGHT (STOCK-SETTLED) AGREEMENT
     This Notice of Exercise is given pursuant to the terms of the Stock Appreciation Right (Stock-Settled) Award Agreement between US Airways Group, Inc. (the “Company”) and the undersigned Participant (the “Award Agreement”), which Agreement represents a Stock Appreciation Right Award granted to Participant on __________, 20___, and which is made a part hereof and incorporated herein by reference.
     EXERCISE OF SAR. Participant hereby exercises his or her Stock Appreciation Right Award as to _____________ Stock Appreciation Rights.
     PAYMENT. Subject to Applicable Withholding Taxes (as defined in the Award Agreement), upon exercise, Participant shall receive the appreciation of each exercised Stock Appreciation Right, which equals the excess of the fair market value per share of Company Stock (as defined in the Award Agreement) at the time of exercise over the Fair Market Value per share of Company Stock on the Date of Grant. The Company shall pay to Participant the value of the appreciation of the exercised Stock Appreciation Rights in whole shares of Company Stock. Any remaining excess appreciation amount that is less than the value of a whole share of the Company Stock shall be applied against Participant’s Applicable Withholding Tax obligation.
          TAX WITHHOLDING. Participant hereby acknowledges that the payment of the appreciation for each exercised Stock Appreciation Right constitutes income, and he or she must satisfy any applicable federal, state, local or foreign tax withholding on that income. Participant authorizes the Company to deliver Company Stock (as defined in the Award Agreement) to a broker for the sale and payment of the proceeds to the Company in amounts sufficient to satisfy the Applicable Withholding Taxes, and to the extent the sale proceeds are insufficient to fully satisfy the Applicable Withholding Taxes, to withhold from payroll and any other amounts payable to Participant. Participant may instead request, subject to approval by the Company in its sole discretion, that he or she be permitted to pay to the Company cash, check or its equivalent, or authorize the Company to withhold fully vested shares, sufficient to satisfy the Applicable Withholding Taxes.
     ACKNOWLEDGMENT. Participant represents that he or she has consulted with any tax consultants Participant deems advisable in connection with the exercise of the Stock Appreciation Right and that Participant is not relying on the Company for any tax advice. This Notice, the Plan and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof. This Notice is governed by the substantive laws (but not the choice of laws rules) of the State of Delaware.
     Executed this ______ day of _________________, _________

PARTICIPANT:

ACKNOWLEDGMENT: US Airways Group, Inc. hereby acknowledges receipt of this Notice of Exercise on this ______ day of ____________________, _______.

US AIRWAYS GROUP, INC.
By:
Name:
Title: